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                     February 27, 2024

       Christina Maier
       First Senior Vice President and Chief Financial Officer
       Carver Bancorp, Inc.
       75 West 125th Street
       New York, NY 10027

                                                        Re: Carver Bancorp,
Inc.
                                                            Form 10-K for
Fiscal Year Ended March 31, 2023
                                                            File No. 001-13007

       Dear Christina Maier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Marc Levy, Esq.